CONVERSION AGREEMENT

         This Conversion Agreement is dated as of August 19, 2008 (the “Conversion Agreement”) by and between iBioPharma, Inc., a Delaware corporation (“iBioPharma”), and Integrated BioPharma, Inc., a Delaware corporation (“Integrated BioPharma”).

         WHEREAS, Integrated BioPharma has from time to time made advances of funds to iBioPharma (the “Inter-Company Debt”);

WHEREAS, Integrated BioPharma and iBioPharma wish to convert sums due to Integrated BioPharma as Inter-Company Debt into shares of common stock of iBioPharma, par value $0.001 per share (the “Common Stock”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties hereto as follows:

         1.      Conversion. Upon receipt of this Conversion Agreement duly executed on August 19, 2008 (the “Conversion Date”), iBioPharma shall cause $5,177,097 of the Inter-Company Debt to be contributed to additional paid in capital and $2,700,000 of the Inter-Company Debt (total Inter-Company Debt of $7,877,091), to be converted into 1,266,706 shares of Common Stock (the “Conversion Shares”), representing 6.0% of the shares outstanding as of August 18, 2008.

         2.      Delivery of Certificate Upon Conversion. Promptly following the Conversion Date, iBioPharma shall deliver, or cause to be delivered, to Integrated BioPharma a certificate or certificates representing the Conversion Shares.

3.     Miscellaneous.

3.1       Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

3.2     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.3     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

3.4     No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person shall have any right or action under this Agreement.

3.5     Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

3.6     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed, as of the day and year first above written.

Integrated BioPharma, Inc. By: /s/ Dina L. Masi Name: Dina L. Masi Title: Chief Financial Officer
iBioPharma, Inc. By: /s/ Robert B. Kay Name: Robert B. Kay Title: Executive Chairman and Chief Executive Officer